Exhibit 5.1

[PERKINS COIE LETTERHEAD]

November 14, 2013

T-Mobile US, Inc.

12920 SE 38th Street

Bellevue, Washington 98006

Re:	Registration Statement on Form S-3: File No. 333-192178

Ladies and Gentlemen:

We have acted as counsel to T-Mobile US, Inc., a Delaware corporation (the “Company”), in connection with (a) the preparation and filing with the Securities and Exchange Commission (the “SEC”) of the registration statement on Form S-3 filed on November 7, 2013 (File No. 333-192178) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), and the related prospectus included therein (the “Base Prospectus”), and (b) the preparation and filing with the SEC of a prospectus supplement dated November 14, 2013 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”) with respect to the underwritten public offering (the “Offering”) of an aggregate of 72,765,000 shares (the “Shares”) of the Company’s common stock, par value $0.00001 per share (the “Common Stock”), including up to 6,615,000 shares of Common Stock which may be issued and sold by the Company pursuant to the exercise of the underwriters option to purchase additional shares in connection with the Offering. The Shares are to be sold pursuant to the terms of an underwriting agreement (the “Underwriting Agreement”), which is referred to in the Prospectus, between the Company and Morgan Stanley & Co. LLC, as the representative of the underwriters named therein.

We have examined the Registration Statements, the Prospectus, the Underwriting Agreement and such documents and records of the Company and other documents as we have deemed necessary for the purposes of this opinion. In such examination, we have assumed the following: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies, (iii) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed and (iv) the effectiveness of the Registration Statement.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized by all necessary corporate action of the Company and, assuming (i) the due execution by the Company and registration by its registrar of the Shares and (ii) the issuance and delivery to the Underwriters of the Shares pursuant to the Underwriting Agreement against payment of the consideration set forth therein, the Shares will be validly issued, fully paid and nonassessable.

T-Mobile US, Inc.

November 14, 2013

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed with the SEC on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and any amendments thereto, including any and all post-effective amendments, and to the reference to us under the headings “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Perkins Coie LLP